SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2007

-------------------

NORTHEAST UTILITIES

--------------------

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	1-5324	04-2147929
------------------------	--------	------------
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

ONE FEDERAL STREET, BUILDING 111-4, SPRINGFIELD

MASSACHUSETTS                        01105

-----------------------------------------------------------------

(Address of principal executive offices)  (Zip Code)

(860) 665-5000

(Registrant's telephone number, including area code)

Not Applicable

--------------

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 8 – Other Events

Item 8.01 Other Events

On May 16, 2007, Yankee Gas Services Company (Yankee), a subsidiary of Northeast Utilities (NU), filed a settlement with the Connecticut Department of Public Utility Control (CDPUC) concerning its application for a rate increase effective July 1, 2007.  Parties to the settlement included the state Office of Consumer Counsel and the Prosecutorial designees of the CDPUC staff.

Under the proposed settlement, Yankee would be allowed to increase its base distribution rates to recover additional revenues of $39.3, offset in part by certain commodity and pipeline-related savings, resulting in a $19.4 million net revenue increase on an annualized basis.  The additional revenues would allow Yankee to improve its return on rate base, to recover the costs associated with its liquefied natural gas facility, to defer for future recovery certain costs if incurred in the future, and to continue to provide safe and reliable natural gas service to its customers.  The settlement requires Yankee’s fuel-related carrying costs and LNG-related electricity costs to be recovered and reconciled as part of Yankee’s fuel expense in its purchased gas adjustment clause.  The settlement also establishes Yankee’s allowed return on equity at 10.1 percent and provides that 100 percent of any earnings in excess of the allowed return on equity be credited to customers.  The measurement date for the earnings calculation is June 30, 2008 and June 30 of each subsequent year until the effective date of new rates resulting from Yankee’s next rate proceeding.

If the settlement is approved by the CDPUC, a typical residential customer bill would increase by $4.12 per month, or 2 percent.

The settlement is consistent with NU’s 2007 earnings guidance of $0.80 to $0.90 per share for its distribution and generation segment.

For further information, reference is made to Northeast Utilities’ Quarterly Report on Form 10-Q for the period ending March 31, 2007, at Management’s Discussion and Analysis of Financial Condition and Results of Operations-Regulatory Developments and Rate Matters – Connecticut-Yankee Gas.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHEAST UTILITIES
(Registrant)
By: /s/ David R. McHale
Name: David R. McHale Title: Senior Vice President and Chief Financial Officer

Date:  May  18, 2007